UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
June 26, 2020
Date of Report (Date of earliest event reported)

lululemon athletica inc.
(Exact name of registrant as specified in its charter)

Delaware	001-33608	20-3842867
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1818 Cornwall Avenue
Vancouver, British Columbia
Canada, V6J 1C7
(Address of principal executive offices, including Zip Code)
Registrant's telephone number, including area code: (604) 732-6124

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.005 per share	LULU	Nasdaq Global Select Market
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.
On June 26, 2020, we entered into an Agreement and Plan of Merger with Curiouser Products Inc., dba MIRROR, in connection with which, subject to the satisfaction or waiver of certain conditions stated in the agreement, we will acquire all of the outstanding shares of MIRROR in an all-cash transaction for an aggregate purchase price of approximately $500.0 million. The parties to the agreement include lululemon athletica inc., a Delaware corporation; Snowflake Acquisition Corp., a Delaware corporation and our wholly-owned subsidiary; Curiouser Products Inc., a Delaware corporation; and Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as the holder representative. Under terms of the agreement, the acquisition will be effected through a merger of Snowflake Acquisition Corp. with and into MIRROR, with MIRROR surviving the transaction as our wholly-owned subsidiary.
We expect to pay the purchase price from our primary sources of liquidity, which include our current balances of cash and cash equivalents, our existing $400.0 million revolving credit facility, and a new $300.0 million revolving credit facility described in Item 2.03. The aggregate purchase price payable in the transaction is subject to working capital and other adjustments described in the agreement. Approximately $57 million of the purchase price payable to certain continuing employees is subject to the continued employment of those individuals through various vesting dates up to three years after the transaction closing date.
The transaction agreement contains customary representations, warranties and covenants by the parties, including covenants with respect to the conduct of MIRROR during the period between execution of the agreement and the closing of the transaction. The agreement also contains customary indemnities, with respect to which $10.0 million of the purchase price will be held in escrow to satisfy certain indemnification obligations of MIRROR and the parties will jointly share in the cost of a representation and warranty insurance policy. The transaction is subject to customary closing conditions and is expected to close in the second quarter of fiscal 2020. The agreement contains certain customary termination rights for both parties.
The foregoing description of the transaction agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the transaction agreement, a copy of which is filed as Exhibit 2.1 to this current report and is incorporated by reference in this Item 1.01.
The transaction agreement and the above description have been included to provide investors with information regarding the terms of the transaction agreement. They are not intended to provide any other factual information about lululemon or any other parties. The representations, warranties and covenants contained in the transaction agreement were made only for purposes of that agreement and as of the dates specified therein, are solely for the benefit of the parties to the agreement, and may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made by each contracting party to the other for the purposes of allocating contractual risk between them that differ from those applicable to investors. The representations, warranties and covenants, or any description thereof, may not reflect the actual state of facts or condition of lululemon or any other parties to the agreement. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the transaction agreement, which subsequent information may or may not be fully reflected in our public disclosures.
The information included in Item 2.03 of this current report is incorporated by reference in this Item 1.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On June 29, 2020, we entered into a 364-day credit agreement providing for a $300.0 million unsecured revolving credit facility available for our use for the acquisition of MIRROR described in Item 1.01 and for general corporate purposes. The credit agreement matures on June 28, 2021. The parties to the credit agreement include lululemon athletica inc., a Delaware corporation (“LAI”); lululemon athletica canada inc., a corporation organized under the laws of British Columbia (“LACI”); Lulu Canadian Holding, Inc., a corporation organized under the laws of British Columbia (“LCHI”); lululemon usa inc., a Nevada corporation (“LUI”); each lender from time to time a party to the credit agreement; and Bank of America, N.A., as administrative agent and swing line lender.
Borrowings under the credit facility may be prepaid and commitments may be reduced or terminated without premium or penalty (other than customary breakage costs). Subject to the exceptions stated in the credit agreement, all borrowings under the credit facility are guaranteed by LAI and LUI, and borrowings made by LACI and LCHI under the credit facility are guaranteed by LACI and LCHI.
Borrowings made under the credit facility bear interest at a rate per annum equal to, at our option, either (1) a rate based on the rates applicable for deposits on the interbank market for U.S. Dollars or the applicable currency in which the borrowings are made (“LIBOR”) or (2) an alternate base rate, plus, in each case, an applicable margin. The applicable margin is determined by reference to a pricing grid, based on the ratio of indebtedness to earnings before interest, tax depreciation, amortization, and rent (“EBITDAR”) and ranges between 1.50%-2.25% for LIBOR loans and 0.50%-1.25% for alternate base rate or Canadian prime rate loans. Additionally, a commitment fee of between 0.25%-0.55%, also determined by reference to the pricing grid, is payable on the average daily unused amounts under the credit facility.
The credit agreement contains negative covenants that, among other things and subject to certain exceptions, limit the ability of our subsidiaries to incur indebtedness, incur liens, undergo fundamental changes, make dispositions of all or substantially all of their assets, alter their businesses and enter into agreements limiting subsidiary dividends and distributions.
We are also required to maintain a consolidated rent-adjusted leverage ratio of not greater than 3.50:1.00 and we are not permitted to allow the ratio of consolidated EBITDAR to consolidated interest charges (plus rent) to be less than 2.00:1.00. The credit agreement also contains certain customary representations, warranties, affirmative covenants, and events of default (including, among others, an event of default upon the occurrence of a change of control). If an event of default occurs, the credit agreement may be terminated, and the maturity of any outstanding amounts may be accelerated.
The foregoing description of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the credit agreement, which is filed as Exhibit 10.1 to this current report and is incorporated by reference in this Item 2.03.

Item 7.01.	Regulation FD Disclosure.
On June 29, 2020, we issued a press release announcing the execution of the merger agreement. A copy of the press release is furnished as Exhibit 99.1 to this current report.
We are also furnishing as Exhibit 99.2 to this current report an investor presentation relating to the acquisition of MIRROR, which we intend to use for presentations to investors and others from time to time.

Item 9.01.	Financial Statements and Exhibits.
 (d) Exhibits.

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated June 26, 2020, among lululemon athletica inc., a Delaware corporation; Snowflake Acquisition Corp., a Delaware corporation; Curiouser Products Inc., a Delaware corporation; and Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as the holder representative

10.1
364-Day Credit Agreement, dated June 29, 2020, among lululemon athletica inc., a Delaware corporation; lululemon athletica canada inc., a corporation organized under the laws of British Columbia; Lulu Canadian Holding, Inc., a corporation organized under the laws of British Columbia; lululemon usa inc., a Nevada corporation; each lender from time to time a party to the credit agreement; and Bank of America, N.A., as administrative agent and swing line lender

99.1	Press release issued on June 29, 2020

99.2	Form of investor presentation

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

lululemon athletica inc.

Dated: June 30, 2020	/s/ CALVIN MCDONALD
Calvin McDonald
Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

2.1
Agreement and Plan of Merger, dated June 26, 2020, among lululemon athletica inc., a Delaware corporation; Snowflake Acquisition Corp., a Delaware corporation; Curiouser Products Inc., a Delaware corporation; and Shareholder Representative Services LLC, a Colorado limited liability company, in its capacity as the holder representative

10.1
364-Day Credit Agreement, dated June 29, 2020, among lululemon athletica inc., a Delaware corporation; lululemon athletica canada inc., a corporation organized under the laws of British Columbia; Lulu Canadian Holding, Inc., a corporation organized under the laws of British Columbia; lululemon usa inc., a Nevada corporation; each lender from time to time a party to the credit agreement; and Bank of America, N.A., as administrative agent and swing line lender

99.1	Press release issued on June 29, 2020

99.2	Form of investor presentation